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                                                                                                                     EXHIBIT 11.1



                                                              BBN CORPORATION


                                                      COMPUTATION OF PER SHARE EARNINGS
                                                  Years Ended June 30, 1996, 1995 and 1994
                                                (Dollars in thousands, except per-share data)
                                                                         Year Ended June 30,
- ------------------------------------------------------------------------------------------------------------------------------------
                                             1996                              1995                                1994
                              ------------------------------       ------------------------------    -------------------------------
                                                     Fully                               Fully                              Fully
                               Primary              Diluted         Primary             Diluted        Primary             Diluted
                              ---------            ---------       ---------          -----------    ----------           ---------
Calculation of shares:

Weighted average of shares
  outstanding                  17,818,000            17,818,000    16,984,000          16,984,000     16,179,000         16,179,000

Incremental shares from use
  of treasury stock method
  for stock options                    (a)                   (a)    1,000,000           1,490,000             (a)                (a)
                              -----------           -----------   -----------         -----------    -----------        -----------

Shares used in per-share
  calculations                 17,818,000            17,818,000    17,984,000          18,474,000     16,179,000         16,179,000
                              ===========           ===========   ===========         ===========    ===========        ===========

Income (loss) from
  continuing operations                    $(49,902)                          $67,102                            $(8,969)

Income (loss) from
  discontinued opearations                   (6,740)                           (2,258)                             1,145
                                           --------                           -------                            -------


Net income (loss)                          $(56,642)                          $64,844                            $(7,824)
                                           ========                           =======                            =======



Per-share amounts:

Income (loss) from
  continuing operations       $     (2.80)          $     (2.80)  $      3.73         $      3.63    $      (.55)       $      (.55)

Income (loss) from
  discontinued operations            (.38)                 (.38)         (.12)               (.12)           .07                .07
                              -----------           -----------   -----------         -----------    -----------        -----------


Net income (loss) per share   $     (3.18)          $     (3.18)  $      3.61         $      3.51    $      (.48)       $      (.48)
                              ===========           ===========   ===========         ===========    ===========        ===========

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(a)  1996 and 1994 incremental shares were antidilutive and, as a result, were not included in the calculation of net loss per share.

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